UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 22, 2007

MEXICAN RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

Texas	000-28234	76-0493269
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1135 EDGEBROOK	77034-1899
HOUSTON, TEXAS	(Zip Code)
(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (713) 943-7574

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant number under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2007 the Board of Directors of Mexican Restaurants, Inc (the “Company”) approved issuing a variety of long term incentives to Curt Glowacki, President and Chief Executive Officer.

The Board of Directors granted Mr. Glowacki 60,000 Long Term Incentive Performance Units, with each unit being equivalent to the market value of one share of the Company’s common stock. The grant is subject to approval by the Company’s shareholders. These units will be earned if the Company’s common stock trades at or above $20.00 per share, and the Company has a change of control at that price or higher within five years from the date of grant.

The Board of Directors also granted Mr. Glowacki an option to purchase 50,000 shares of the Company’s common stock.  This option will vest over a five-year period, at the following annual rates: 0%, 10%, 20%, 30%, and 40%. Upon a change of control, the option will accelerate and become fully vested.

Additionally, the Board of Directors granted Mr. Glowacki 10,000 shares of restricted common stock, which vest ratably over a four-year period. The Board of Directors also agreed to grant Mr. Glowacki 10,000 shares of restricted stock each year for the next four years, with such grants also vesting ratably over a four-year period. Mr. Glowacki must be an employee on the dates of such grants, and through the pertinent vesting schedules. The grant vesting schedules would accelerate upon a change of control in the Company.

As a condition to each of the awards described above, Mr. Glowacki agreed to purchase 20,000 shares of the Company’s common stock on the open market within the next 12 months.

As reported in the initial Form 8-K filing concerning Mr. Glowacki’s appointment as President and Chief Executive Officer effective on April 4, 2007, Mr. Glowacki is receiving an annualized base salary for 2007 in the amount of $275,000, and an annualized car allowance of $12,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 25, 2007

                                    MEXICAN RESTAURANTS, INC.

                                    By: /s/ ANDREW J. DENNARD
                                    Andrew J. Dennard
                                    Exec. Vice President, Chief
                                    Financial Officer, Treasurer and
                                    Corporate Secretary